EXHIBIT 99.1

Investor Contact:	Media Contact:
Scott Wylie	Anna Del Rosario
VP – Investor Relations	Dir. – Corp. Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

Altera Board Adopts Majority Vote Standard for Election of Directors

San Jose, Calif., March 15, 2006—Altera Corporation (NASDAQ:ALTR) today announced that its board of directors voted on March 13 to amend the company’s bylaws to provide that directors will be elected by a majority of the votes cast at a meeting of stockholders. Under this majority vote standard, a director who does not receive a majority of the votes cast will tender his or her resignation to the board of directors, and the nominating and governance committee will make a recommendation to the board of directors as to whether to accept or reject the resignation. The board of directors will act on the nominating and governance committee’s recommendation and publicly disclose its decision and the reasons for it within 90 days from the date that the election results are certified. The director who tenders his or her resignation will not participate in the board’s decision. In the case of a contested election, directors will be elected by a plurality of the votes cast at a meeting of stockholders.

About Altera

Altera Corporation (NASDAQ:ALTR) is the world’s pioneer in system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.